Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-) and related Prospectus of First Potomac Realty Trust for the registration of common shares of beneficial interest and to the incorporation by reference therein of our report dated March 26, 2007 with respect to the statement of revenues and certain expenses of Owings Mills Commerce Center for the year ended December 31, 2005 included in First Potomac Realty Trust’s Current Report on Form 8-K dated April 11, 2007.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
April 12, 2007